Exhibit 99.1

MEDIA CONTACT
Danielle Switalski
ManpowerGroup
414-248-7431
danielle.switalski@manpowergroup.com

ManpowerGroup Elects Michael Van Handel to Board of Directors

MILWAUKEE, November 1, 2017 - ManpowerGroup (NYSE: MAN) announced today that Michael Van Handel has been elected to the company's Board of Directors, effective December 11, 2017.

"We're delighted to welcome Mike to the Board," said Jonas Prising, ManpowerGroup Chairman & CEO. "Mike has been instrumental in the evolution of the workforce solutions industry for almost 30 years. His unique combination of heritage and innovation will be a great asset to the ManpowerGroup Board as we continue to create even more value for clients and candidates."

Van Handel has been a Director of BMO Financial Corporation, a subsidiary of BMO Financial Group, since 2006 and a Director of ICF International since June 2017. He retired as Senior Executive Vice President of ManpowerGroup in February 2017, following more than two decades with the company, including as Chief Financial Officer and in other senior finance and accounting positions. During his 18 years as CFO, Van Handel was recognized nine times by Institutional Investor magazine with the prestigious America's Best CFO for Business and Professional Services award.

For the full list of ManpowerGroup Board Members click here.

About ManpowerGroup
ManpowerGroup (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for over 400,000 clients and connect 3+ million people to meaningful, sustainable work across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, Right Management and ManpowerGroup Solutions – creates substantially more value for candidates and clients across 80 countries and territories and has done so for nearly 70 years. In 2017, ManpowerGroup was named one of the World's Most Ethical Companies for the seventh consecutive year and one of Fortune's Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com